EXHIBIT (j)

INDEPENDENT AUDITORS’ CONSENT

Pacific Select Fund:

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to Registration Statement No. 33-13954 on Form N-1A of our report dated February 7, 2003 appearing in the Annual Report of the portfolios comprising the Pacific Select Fund as of and for the respective periods ended December 31, 2002 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Auditors” in the Statement of Additional Information, which are part of this Registration Statement.

Deloitte & Touche LLP

Los Angeles, California

April 28, 2003